Exhibit 99.2

XL House One Bermudiana Road
Hamilton HM 08
PO Box HM 2245
Hamilton HM JX
Bermuda
Phone	+1 441 292 8515
Fax	+1 441 292 5280
xlgroup.com

Press Release

Contact:	David Radulski	Carol Parker Trott
	Investor Relations	Media Relations
	(441) 294-7460	(441) 294-7290

XL ANNOUNCES DISTRIBUTION OF SERIES D PREFERENCE ORDINARY SHARES ON NOVEMBER 16, 2011 AS A RESULT OF TERMINATION OF STONEHEATH RE FACILITY

HAMILTON, Bermuda, October 14, 2011 – XL Group plc (NYSE: XL) (“XL”) announced today that its wholly-owned subsidiary, XL Group Ltd. (“XL-Cayman”), will issue $350,000,000 of its Series D Preference Ordinary Shares (the “Series D Preferred Shares”) for consideration of cash and liquid investments which are being held in a trust account that was part of the Stoneheath Re facility. Holders of the non-cumulative perpetual preferred securities (“Stoneheath Securities”) issued by Stoneheath Re in December 2006 will receive one Series D Preferred Share in exchange for each Stoneheath Security. This distribution will occur on November 16, 2011. XL-Cayman intends to use the consideration it will receive as partial funding for the repayment at maturity of the outstanding $600 million 6.5% Guaranteed Senior Notes due 2012 of XL Capital Finance (Europe) plc, a wholly-owned subsidiary of XL, with the balance available for general corporate purposes.

Dividends on the Series D Preferred Shares will be declared and paid automatically on a non-cumulative basis on January 15, April 15, July 15 and October 15 of each year at a floating rate of three-month LIBOR plus 3.120% on the liquidation preference, accruing from October 15, 2011.

XL-Cayman is issuing the Series D Preferred Shares because Stoneheath Re issued the redemption notice, effective October 15, 2011, required by the terms of the Stoneheath Securities and related agreements. The redemption notice was issued because an asset swap agreement covering the assets held in the trust account is terminating in accordance with its terms.

The Stoneheath Securities were originally sold in a non-United States offering pursuant to Regulation S under the U.S. Securities Act of 1933, as amended. The gross proceeds of the Stoneheath offering were deposited in the trust account and had been available to satisfy Stoneheath Re’s obligation to ceding insurers under a reinsurance agreement.

About XL Group plc

XL Group plc, through its subsidiaries, is a global insurance and reinsurance company providing property, casualty and specialty products to industrial, commercial and professional firms, insurance companies and other enterprises throughout the world. XL is the company clients look to for answers to their most complex risks and to help move their world forward. Its principal executive offices are located at No. 1 Hatch Street Upper, 4th Floor, Dublin 2, Ireland. To learn more, visit www.xlgroup.com

This press release does not constitute an offer to sell or the solicitation of an offer to buy any of the Series D Preferred Shares or any other securities, nor will there be any sale of the Series D Preferred Shares or any other securities in any state or jurisdiction in which such offer, solicitation or sale is not permitted.

This press release contains forward-looking statements. Such statements involve inherent risks and uncertainties. Statements that are not historical facts, including statements about XL’s beliefs or expectations, are forward-looking statements. These statements are based on current plans, estimates and expectations, all of which involve risk and uncertainty. Actual results may differ materially from those projected in such forward-looking statements and therefore you should not place undue reliance on them. A non-exclusive list of the important factors that could cause actual events or results to differ materially from those in such forward-looking statements is set forth in XL’s most recent annual report on Form 10-K, quarterly report on Form 10-Q and XL’s other documents on file with the Securities and Exchange Commission. XL undertakes no obligation to update or revise publicly any forward-looking statement, whether as a result of new information, future developments or otherwise.

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